Exhibit 99.1

For Immediate Release

Charles & Colvard Announces Expanded Distribution with Leading Retailers and Provides Second Quarter Sales Guidance

MORRISVILLE, N.C., June 17, 2004 – Charles & Colvard, (NASDAQ: CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today provided second quarter 2004 sales guidance and discussed business expansion activities now underway.

Second Quarter 2004 Sales Guidance

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, “The second quarter of the year is anticipated to show a slight improvement over the same quarter in 2003. Based upon customer orders and indications, we expect second quarter 2004 sales to be between $4.3 million and $4.6 million, or between flat to 7% ahead of last year’s second quarter sales of $4.3 million.”

Business Expansion Update

Mr. Thomas noted, “The sales team has just returned from a successful five days at the JCK Jewelry show in Las Vegas, Nevada, at which we had a number of good conversations with jewelry chains that represent possible new moissanite distribution opportunities. As we had mentioned in a prior press release we have been interviewing candidates for new positions in our sales organization to help with the ever-increasing new sales opportunities. I am pleased to inform you that we have been able to add three highly qualified individuals with 60 years of combined jewelry and department store industry experience.”

In an April 2004 press release we noted that a top nationwide department store chain was testing moissanite in six of their stores via one-day trunk show events. To further test our business proposition, that chain has added five additional trunk shows in June and six in July. In addition, beginning in September 2004, moissanite jewelry will be included on their website and in their catalog.

In April 2004 we also announced that moissanite was being introduced on the website of a 1,000 store department store chain. K & G Creations, our largest customer, has entered into an agreement with Finlay Enterprises to provide finished moissanite jewelry to its website. In addition to its website, Finlay, with revenue of almost $1 billion in 2003 operates leased department store jewelry locations in chains such as Bloomingdales, Lord & Taylor and Marshall Fields.

Boscov’s, a 41 store department store chain in the mid-Atlantic region of the US, has agreed to introduce moissanite jewelry into one of its Maryland stores as well as on its website. If this initial store introduction is successful a full chain-wide rollout is expected.

The Army Air Force Exchange Service has indicated that they have agreed to add an assortment of moissanite jewelry to 23 additional stores.

Other notable sales successes are: the online launch later this month on Jupiter Shop Channel, a Japanese TV shopping channel, the scheduled October 2004 introduction on a new French TV shopping channel called M 6, trunk show tests at Migerobe, a company that operates 40 leased department store locations in the Southeast, and late third quarter tests at two regional jewelry chains, one with 17 stores and one with 40 stores.

Bob Thomas concludes, “I am pleased to see that the number of discussions we are having with jewelry retailers is increasing. We had constant activity at our booth at the Las Vegas show and hope to further increase the number of tests of our beautiful jewel. I am particularly delighted to see interest on the part of two large department store distribution venues. Moissanite jewelry distribution on a national level is key to increasing consumer awareness and ultimately to an acceleration of our sales growth.”

CONFERENCE CALL

Management will host a conference call on Friday June 18, 2004 at 9:00 a.m. ET. At that time, Robert S. Thomas, President and Chief Executive Officer, and James R. Braun, Chief Financial Officer will provide a business overview and an update on corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-409-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet.

To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 4869827 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor/Wesley Werme
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tony@investorawareness.com
wesley@investorawareness.com